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Exhibit 11

                                WESTAMERICA BANCORPORATION
                     Computation of Earnings Per Share on Common and
                         Common Equivalent Shares and on Common Shares
                               Assuming Full Dilution


                                                 For the                 For the
                                              three months            three months
                                            ended September 30,     ended September 30,
                                       -------------------------------------------------
(In thousands, except per share data)        2004        2003        2004        2003
                                       -------------------------------------------------

Weighted average number of common
  shares outstanding - basic                31,713      32,770      31,841      32,959

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                     639         503         611         483
                                       -------------------------------------------------

Weighted average number of common
  shares outstanding - diluted              32,352      33,273      32,452      33,442
                                       =================================================


Net income                                 $25,095     $24,073     $74,053     $70,755

Basic earnings per share                     $0.79       $0.73       $2.33       $2.15

Diluted earnings per share                   $0.78       $0.72       $2.28       $2.12

